EXHIBIT 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, $0.01 par value per share, of IntercontinentalExchange, Inc., a Delaware corporation, and further agrees that this joint filing agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated as of March 30, 2006.

MORGAN STANLEY

/s/ Dennine Bullard
Name:	Dennine Bullard
Title:	Authorized Signatory

MORGAN STANLEY CAPITAL GROUP INC

/s/ Robert P. Kinney
Name:	Robert P. Kinney
Title:	Vice President

MORGAN STANLEY & CO. INTERNATIONAL LIMITED

/s/ Colin Bryce
Name:	Colin Bryce
Title:	Authorized Signatory

MORGAN STANLEY DW INC.

/s/ Kirk Wickman
Name:	Kirk Wickman
Title:	Managing Director, General Counsel and Secretary